Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1 No. 333-239971), as amended, and related Prospectus of BioNTech SE for the registration of subscription rights and its ordinary shares and to the incorporation by reference therein of our report dated March 31, 2020 with respect to the financial statements of BioNTech SE included in the Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Titus Zwirner	/s/ Andreas Weigel
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft Cologne, Germany July 23, 2020